UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2017

AMC NETWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 1-35106	No. 27-5403694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11 Penn Plaza New York, NY	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 324-8500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant Amendment and Restatement of the Credit Facility

On July 28, 2017, AMC Networks Inc. (“AMC Networks”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) among AMC Networks and its subsidiary, AMC Network Entertainment LLC (“AMC Network Entertainment”), as the initial borrowers (the “Initial Borrowers”), certain of AMC Networks’ subsidiaries, as restricted subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer, Bank of America, N.A., as an L/C Issuer and the lenders party thereto. The Credit Agreement amends and restates AMC Networks’ prior credit agreement dated December 16, 2013 (the “First A&R Credit Agreement”) in its entirety.

The Credit Agreement provides the Initial Borrowers with senior secured credit facilities consisting of (a) a $750 million Term Loan A Facility (the “Term Loan A Facility”) used by AMC Networks to retire the outstanding Term Loan A Facility under the First A&R Credit Agreement after giving effect to the approximate $400 million payment from the proceeds of the issuance of $800 million aggregate principal amount of senior notes due August 1, 2025 (the “4.75% Notes due 2025”) described below and (b) a $500 million revolving credit facility (the “Revolving Facility”) that was not drawn upon initially.

Under the Credit Agreement, the maturity date of the Term Loan A Facility was extended to July 2023 and the maturity date of the Revolving Facility was extended to July 2022.

Borrowings under the Credit Agreement bear interest at a floating rate, which at the option of the Initial Borrowers may be either (a) a base rate plus an additional rate ranging from 0.25% to 1.25% per annum (determined based on a cash flow ratio) (the “Base Rate”), or (b) a Eurodollar rate plus an additional rate ranging from 1.25% to 2.25% per annum (determined based on a cash flow ratio) (the “Eurodollar Rate”), provided that for the six month period following the closing date, the additional rate used in calculating both floating rates will be (i) 0.50% per annum for borrowings bearing the Base Rate, and (ii) 1.50% per annum for borrowings bearing the Eurodollar Rate.

The Credit Agreement requires the Initial Borrowers to pay a commitment fee of between 0.25% and 0.50% (determined based on a cash flow ratio) in respect of the average daily unused commitments under the Revolving Facility. The Initial Borrowers also are required to pay customary letter of credit fees, as well as fronting fees, to banks that issue letters of credit pursuant to the Credit Agreement.

All obligations under the Credit Agreement are guaranteed by certain of the Initial Borrowers’ existing and future domestic restricted subsidiaries in accordance with the Credit Agreement. All obligations under the Credit Agreement, including the guarantees of those obligations, are secured by certain assets of the Initial Borrowers and certain of their subsidiaries.

The Credit Agreement contains certain affirmative and negative covenants applicable to AMC Networks, AMC Network Entertainment and AMC Networks’ restricted subsidiaries. These include restrictions on AMC Networks’ and its restricted subsidiaries’ ability to incur indebtedness, make investments in entities that are not “Restricted Subsidiaries” (as defined in the Credit Agreement), place liens on assets, dispose of assets, enter into certain affiliate transactions and make certain restricted payments, including restrictions on AMC Networks’ ability to pay dividends on its common stock. The Credit Agreement also requires the Initial Borrowers to comply with the following financial covenants: (i) a maximum ratio of net debt to annual adjusted operating income (each defined in the Credit Agreement) of 6.00:1 initially and decreasing in steps down to 5.00:1 on and after January 1, 2022, subject to increase (not to exceed 6.00:1) if AMC Networks consummates any leveraging acquisition; and (ii) a minimum ratio of annual adjusted operating income to annual total interest expense (as defined in the Credit Agreement) of 2.50:1.

The Credit Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K and the description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, which is incorporated into these Items 1.01 and 2.03 by reference.

Item 8.01 Other Events

On July 28, 2017, AMC Networks issued, and certain of AMC Networks’ subsidiaries (hereinafter, the “Guarantors”) guaranteed, the 4.75% Notes due 2025 in a registered public offering pursuant to an Underwriting Agreement, dated July 19, 2017, among AMC Networks, the Guarantors, and Citigroup Global Markets Inc., as representative of the underwriters named in Schedule I thereto (the “Underwriting Agreement”). AMC Networks used approximately $400 million of the net proceeds to repay loans under the Term Loan A Facility under the Credit Facility and to pay fees and expenses related to the issuance. The remaining proceeds will be used for general corporate purposes. The 4.75% Notes due 2025 were registered by AMC Networks under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 (File No. 333-210340). A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K.

The 4.75% Notes due 2025 were issued pursuant to an indenture, dated as of March 30, 2016 (the “Base Indenture”), as amended by the Second Supplemental Indenture, dated as of July 28, 2017, among AMC Networks, the Guarantors and U.S. Bank National Association, as Trustee (the “Second Supplemental Indenture”).

The 4.75% Notes due 2025 will bear interest at a rate of 4.75% per annum and mature on August 1, 2025. Interest will be payable semiannually on February 1 and August 1 of each year, commencing on February 1, 2018. The 4.75% Notes due 2025 are AMC Networks’ general senior unsecured obligations and will rank equally with all of AMC Networks’ and the Guarantors’ existing and future unsecured and unsubordinated indebtedness, but will be effectively subordinated to all of AMC Networks’ and the Guarantors’ existing and future secured indebtedness, including all borrowings and guarantees under the Credit Facility, to the extent of the assets securing that indebtedness.

On or after August 1, 2021, AMC Networks may redeem the 4.75% Notes due 2025, at its option, in whole or in part, at any time and from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve month period beginning on August 1 of the years indicated below:

Year	Percentage
2021	102.375%
2022	101.188%
2023 and thereafter	100.000%

In addition to the optional redemption of the 4.75% Notes due 2025 described above, at any time prior to August 1, 2020, AMC Networks may redeem up to 35% of the aggregate principal amount of the 4.75% Notes due 2025 at a redemption price equal to 104.750% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, using the net proceeds of certain equity offerings.

Finally, at any time prior to August 1, 2021, AMC Networks may redeem the 4.75% Notes due 2025, at its option in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof to be redeemed plus the “Applicable Premium” calculated as described in the Second Supplemental Indenture at the rate of T+50 basis points, and accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

The foregoing summary is qualified in its entirety by reference to the Underwriting Agreement, the Base Indenture and the Second Supplemental Indenture and Form of Notes thereto, which are attached as Exhibits 1.1, 4.1 and 4.2 hereto, respectively.

Item 9.01 Exhibits

(d)	Exhibits

1.1	Underwriting Agreement, dated as of July 19, 2017, among AMC Networks, the Guarantors and Citigroup Global Markets Inc., as representative of the underwriters named in Schedule I thereto.

4.1	Indenture, dated as of March 30, 2016, among AMC Networks, as issuer, the Guarantors and U.S. Bank National Association, as Trustee.

4.2	Second Supplemental Indenture, dated as of July 28, 2017 to the Indenture, dated as of March 30, 2016, among AMC Networks, as issuer, the Guarantors and U.S. Bank National Association, as Trustee, and Form of Notes

5.1	Opinion of Sullivan & Cromwell LLP.

5.2	Opinion of Jones Walker LLP.

10.1	Second Amended and Restated Credit Agreement, dated as of July 28, 2017, among AMC Networks and its subsidiary, AMC Network Entertainment LLC, as the initial borrowers, certain of AMC Networks’ subsidiaries, as restricted subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer and the lenders party thereto.

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

23.2	Consent of Jones Walker LLP (included in Exhibit 5.2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC NETWORKS INC. (Registrant)

By:	/s/ Sean S. Sullivan
	Name:	Sean S. Sullivan
	Title:	Executive Vice President and Chief Financial Officer

Dated: July 28, 2017